Aflac Incorporated 3rd Quarter 2015 10-Q
EXHIBIT 10.29

STATE OF GEORGIA
COUNTY OF MUSCOGEE
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
THIS AGREEMENT, made and entered into as of the 20th day of August, 2015, by and between AFLAC INCORPORATED, a Georgia corporation, hereinafter referred to as “Corporation,” and DANIEL P. AMOS, a resident of said State and county, hereinafter referred to as “Employee”;
W I T N E S S E T H T H A T:
WHEREAS, Employee and Corporation previously entered into an employment agreement dated August 1, 1993, as subsequently amended (the “Original Agreement”), and Employee is currently employed by Corporation as its Chief Executive Officer; and
WHEREAS, Corporation and Employee desire to amend and restate the Original Agreement and to set forth the existing and continuing terms and conditions of Employee’s employment by Corporation as its Chief Executive Officer;
NOW, THEREFORE, the parties, for and in consideration of the mutual covenants and agreements hereinafter contained, do contract and agree as follows, to-wit:
1.Purpose and employment. The purpose of this Agreement is to define the relationship between Corporation as an employer and Employee as an employee and Chief Executive Officer of Corporation.

2.Duties. Employee agrees to continue to provide executive management services as Chief Executive Officer of Corporation to Corporation and its subsidiaries and affiliates on a full-time and exclusive basis; provided, however, nothing shall preclude Employee from serving on boards of directors of other corporations; engaging in charitable and community affairs or managing his own or his family’s personal investments.

3.Performance. Employee agrees to devote all necessary time and his best efforts in the performance of his duties as Chief Executive Officer of Corporation on behalf of Corporation and its subsidiaries and affiliates.

4.Term. The term of employment under the Original Agreement began on August 1, 1993, for a period of three (3) years until July 31, 1996. Under the Original Agreement, effective each August 1, beginning effective August 1, 1994, the scheduled term of the Original Agreement was automatically extended for successive one (1)-year periods. Most recently, the term was automatically extended on August 1, 2015, such that the current term is through July 31, 2018. Under this Agreement, the term shall continue to be extended for one (1)-year periods as of each August 1, beginning August 1, 2016, unless written notice of termination is given prior to such annual date by one party to the other party that the Agreement will not be extended by its terms.

5.Base Salary. For all the services rendered by Employee, Corporation shall continue to pay Employee a base salary of one million four hundred forty one thousand one hundred dollars ($1,441,100.00) per year commencing January 1, 2015. The Compensation Committee of the Board may determine to defer and contribute to the Aflac, Inc. Executive Deferred Compensation Plan any portion of said base salary, and the amount of said salary that is not so deferred will be payable to Employee in accordance with Corporation’s normal payroll procedures. Employee’s base salary may be changed annually during the term of this Agreement and any extensions hereof as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee of the Board”).

6.Documentation of increase in base salary. Any increase in base salary determined by the Compensation Committee of the Board under Paragraph 5 shall be documented in Corporation’s records and communicated to the Employee, as the Compensation Committee of the Board may determine.

7.Management Incentive Plan. In addition to the base salary paid to Employee in accordance with Paragraph 5, Corporation shall for each calendar year of Employee’s employment by Corporation, beginning (for purposes of this Agreement) with the calendar year 2015, continue to pay Employee, as performance bonus compensation, an amount determined each year under Corporation’s current Management Incentive Plan (i.e., short-term incentive program) with a target level based on at least two hundred and twenty percent (220%) of base salary. Nothing in this Paragraph shall preclude Employee from receiving additional discretionary bonuses approved by the Compensation Committee of the Board. Amounts payable to Employee under the Management Incentive Plan (or any successor or other executive bonus program) shall be payable in such manner, at such times and in such forms, as prescribed by the terms of the Management Incentive Plan (or successor or other program).

8.Employee Benefits. Employee shall be eligible to participate with other employees of Corporation in all fringe benefit programs applicable to similarly-situated employees generally which may be authorized and adopted from time to time by the Board, including without limitation: a qualified pension plan, a qualified 401(k) and profit sharing plan, a disability income or sick pay plan, an accident and health plan (including medical reimbursement and hospitalization and major medical benefits), and a group life insurance plan. In addition, Corporation shall furnish to Employee such other “fringe” or employee benefits as are provided to similarly-situated key executive employees of Corporation and such additional employee benefits which the Compensation Committee of the Board shall determine to be appropriate to Employee’s duties and responsibilities as Chief Executive Officer of Corporation, including, without limitation, reimbursement of legal and accounting expenses incurred by Employee in connection with the preparation of his employment or other agreements with Corporation and any expenses for legal, accounting or financial services incurred by Employee in connection with his employment. Any reimbursements made pursuant to the preceding sentence shall be paid as soon as practicable but no later than ninety (90) days after Employee submits evidence of such expenses to Corporation (which payment date shall in no event be later than the last day of the calendar year following the calendar year in which the expense was incurred). The amount of such reimbursements during any calendar year shall not affect the benefits provided in any other calendar year, and the right to any such benefits shall not be subject to liquidation or exchange for another benefit.

9.Retirement plan for senior officers. Employee shall continue to participate in Corporation’s Retirement Plan for Senior Officers which provides retirement, medical, and other benefits to certain senior officers of Corporation, upon all of the terms and conditions of the Plan, said Plan being entitled “Retirement Plan for Senior Officers (as amended and restated January 1, 2009).”

10.Equity award plans. Employee shall be eligible to be awarded stock options, restricted stock awards, and other equity awards (collectively, “Equity Awards”) to purchase Corporation’s common stock under Corporation’s Long-Term Incentive Plans for selected key employees and directors during the term of this Agreement.

11.Working Facilities and Expenses. Employee shall continue to be provided with an office, books, periodicals, stenographic and technical help, ground and air transportation, and such other facilities, equipment, supplies and services suitable to his position and adequate for the performance of his duties. Corporation shall continue to pay Employee’s dues in such social and country clubs, civic clubs and business societies and associations as shall be appropriate in facilitating Employee’s job performance and in the best interest of Corporation. Corporation shall also continue to pay all appropriate business liability insurance and any business licenses and fees pertaining to the services rendered by Employee hereunder. Employee is encouraged and is expected, from time to time to incur reasonable expenses for promoting the business of Corporation, including expenses for social and civic club memberships and participation, entertainment, travel and other activities associated with Employee’s duties. The cost of all such activities shall be the expense of Corporation unless the Compensation Committee of the Board shall determine in advance that any such expense of Employee should be paid by Employee.

Any expense reimbursements made to satisfy the terms of this Paragraph 11 shall be paid as soon as practicable but no later than ninety (90) days after Employee submits evidence of such expenses to Corporation (which payment date shall in no event be later than the last day of the calendar year following the calendar year in which the expense was incurred). The amount of such reimbursements during any calendar year shall not affect the benefits provided in any other calendar year, and the right to any benefits under this Paragraph shall not be subject to liquidation or exchange for another benefit.
12.Vacation. Employee shall continue to be entitled to his vacation time with pay during each calendar year in accordance with Corporation’s vacation policy for senior executive employees. In addition, Employee shall be entitled to such holidays as Corporation shall recognize for its employees generally.

13.Sickness and total disability. Employee’s absence from work because of sickness or accident (not resulting in Employee becoming “totally disabled,” as that term is hereinafter defined) shall not result in any adjustment in Employee’s compensation or other benefits under this Agreement.

Should Employee become totally disabled as a result of sickness or accident and unable to adequately perform his regular duties prescribed under this Agreement, his base salary (which shall continue to be adjusted as provided for in Paragraph 5), together with incentive bonuses under Corporation’s Management Incentive Plan and his participation in Corporation’s employee benefit programs and retirement plans shall continue without reduction except as hereinafter provided, during the continuance of such disability for a period not exceeding the earlier of (1) the end of the term of this Agreement or any extension hereof or (2) a period of five hundred and forty-seven (547) calendar days for each continuous disability. Payments pursuant to this Paragraph 13 shall be reduced by any amounts paid to Employee during any such period of disability from time to time under any disability programs, plans or policies maintained by Corporation, its subsidiaries or affiliates.
Should Employee’s total disability continue for a period beyond the end of the term of this Agreement or in excess of five hundred and forty-seven (547) calendar days, this Agreement shall, at the end of such period which first occurs, be automatically terminated. If, however, prior to such time, Employee’s total disability shall have ceased and he shall have resumed the adequate performance of his duties hereunder, this Agreement shall continue in full force and effect and Employee shall be entitled to continue his employment hereunder and to receive his full compensation and other benefits as though he had not been disabled; provided, however, unless Employee shall adequately perform his duties hereunder for a continuous period of at least sixty (60) calendar days following a period of total disability before Employee again becomes totally disabled, he shall not be entitled to start a new five hundred and forty-seven (547)-day period under this Paragraph, but instead may only continue under the remaining portion of the original five hundred and forty-seven (547)-day period of total disability. In the event Employee shall not adequately perform his duties hereunder for a continuous period of at least sixty (60) calendar days following a period of total disability, the running of the original five hundred and forty-seven (547)-day period shall cease during the time of Employee’s adequate performance of his duties hereunder before Employee again becomes totally disabled.
It is understood that for purposes of this Paragraph 13, Employee shall, upon his becoming totally disabled, be given such additional “credited service” if necessary to fully qualify Employee under Corporation’s Retirement Plan for Senior Officers and to provide a survivor annuity to Employee’s spouse under the Plan; provided, these provisions shall not affect the timing or form of his distributions under said plan, which shall be determined solely under the terms of said plan.

For the purpose of this Agreement, the term “totally disabled” or “total disability” shall mean Employee’s inability to adequately perform his executive and management duties hereunder on account of accident or illness. It is understood that Employee’s occasional sickness or other incapacity of short duration may not result in his being or becoming “totally disabled;” however, such illness or incapacity could constitute Employee’s being or becoming “totally disabled” if such illness or incapacity is prolonged or recurring.

14.	Termination of employment.

A.    Termination by Corporation. Corporation may, when acting in accordance with resolutions adopted by a two-third’s (2/3) majority vote of its entire Board acting at a meeting called for the purpose of considering Employee’s termination, terminate this Agreement and Employee’s employment (the date thereof being referred to as his “Actual Termination Date”), at any time, with or without “good cause” (“good cause” being hereinafter defined), by giving at least thirty (30) days’ written notice to Employee of its intention to terminate Employee’s employment without “good cause” or immediately upon giving written notice to Employee of its intention to terminate Employee’s employment for “good cause”; provided, however, with respect to termination without “good cause,” Corporation may, at its election, terminate Employee’s actual employment (so that Employee no longer renders services on behalf of Corporation) at any time during said thirty (30)-day period.
B.    Termination by employee. Employee may terminate this Agreement, at any time either for good reason (being hereinafter defined) or without good reason, by giving at least sixty (60) days’ written notice to Corporation of his intention to terminate his employment.
C.    Pay and benefits. In the event of any termination of Employee’s employment hereunder, Corporation shall be obligated to:
(1)    Pay Employee his base salary (as provided for in Paragraph 5 of this Agreement) earned through his Actual Termination Date;
(2)    Unless Employee’s employment has been terminated by Corporation for good cause, pay Employee his performance bonus compensation (as provided for in Paragraph 7 of this Agreement) that has accrued and vested but not been paid as of his Actual Termination Date;
(3)    Unless Employee’s employment has been terminated by Corporation for good cause, continue to honor all Equity Awards, subject to the terms thereof, granted to Employee prior to the termination date stated in said written notice; provided, in the event Employee’s termination is (i) by Corporation without good cause (and not by Corporation for good cause), or (ii) by Employee for good reason (but not by Employee without good reason) and not by Employee with the intention to enter a business competitive with that of Corporation, and if Employee timely signs and does not revoke a release as provided in subparagraph H of this Paragraph 14, all of said Equity Awards not already vested shall become fully vested as of the last day of his employment; provided, any Equity Awards that vest based on performance will remain subject to the applicable performance criteria, and Employee’s performance will be deemed to be at target while actual vesting based on performance of Corporation will be applied in the manner and at the time provided in the agreements for such Equity Awards;
(4)    Continue to pay or provide to Employee all of the retirement, health, life and disability benefits, as are provided for in this Agreement or under any programs, plans or policies covering Employee at the time of any notice of termination, through his Actual Termination Date; and
(5)    Pay Employee and/or his wife such benefits as provided for in the Retirement Plan for Senior Officers (see Paragraph 9 above), in a manner and in such forms and at such times, as provided under the terms of said plan.
D.    Good cause. For purposes of this Agreement, “good cause” shall mean: that, in the sole discretion of the Board, any of the following have occurred or exist: (i) the willful and deliberate failure of Employee to substantially perform his executive and management duties hereunder for reasons other than Employee’s sickness, injury or disability; (ii) the willful and deliberate conduct by Employee which results in substantial injury or damage to Corporation; or (iii) the conviction or plea of guilty by Employee of a felony crime. A termination of Employee for “good cause” based on clause (i) or (ii) of the preceding sentence will take effect immediately, unless the Board, in its sole discretion, allows Employee a right to cure, in which case such termination for “good cause” will take effect thirty (30) days (or such shorter period as determined by the Board) after Employee receives from Corporation written notice of its intent to terminate Employee’s employment and Corporation’s description of the alleged cause, unless Employee, in the opinion of the Board, during such permitted cure period, makes significant progress toward remedying (and as soon as practicable thereafter, substantially completes the remedy of) the events or circumstances constituting “good cause;” a termination of Employee for “good cause” based on clause (iii) of the preceding sentence will take effect immediately.
E.    Good reason. For purposes of this Paragraph 14, “good reason” shall mean the termination of employment by Employee upon the occurrence of any one or more of the following events:
(1)    Any breach by Corporation of the terms and conditions of this Agreement affecting Employee’s salary and bonus compensation, any employee benefit, Equity Awards or the loss of any of Employee’s titles or positions with Corporation;
(2)    A significant diminution of Employee’s duties and responsibilities;
(3)    The assignment to Employee of any duties inconsistent with or significantly different from his duties and responsibilities existing at the time of such assignment;
(4)    A purported termination of Employee’s employment by Corporation other than as permitted by this Agreement;
(5)    The relocation of Corporation’s principal office or of Employee’s own office to any place beyond twenty-five (25) miles from the current principal office of Corporation in Columbus, Georgia; or
(6)    The failure of any successor to Corporation to expressly assume and agree to discharge Corporation’s obligations to Employee under this Agreement, in form and substance satisfactory to Employee.
F.    Termination while disabled. If Employee is totally disabled at the time any such notice of termination is given, then, notwithstanding the provisions of this Paragraph 14, Corporation shall nevertheless continue to pay Employee, as his sole compensation hereunder, the compensation and other benefits for the remaining period of Employee’s total disability as provided for in Paragraph 13 hereinabove. It is understood that in no event shall such disabled Employee be entitled to compensation under this Paragraph 14 in addition to the continuation of his compensation under Paragraph 13.
G.    Separate Payments. Each payment made to Employee pursuant to this Paragraph 14 shall be treated as a separate payment for purposes of Code Section 409A.

H.    Release Requirement. As a condition to Employee receiving any benefits under subparagraph C(3) of this Paragraph 14, Employee must sign (and not revoke) a written release agreement (“Release”) containing any terms specified by Corporation for (i) Employee’s release of Corporation and its affiliates from all claims arising from Employee’s employment or termination, (ii) Employee’s non-revocation of that release during the seven (7)-day period applicable to age-based claims, and (iii) Employee’s promise to comply with specified confidentiality, noncompetition and/or nonsolicitation provisions. Corporation will terminate Employee’s eligibility for severance pay and benefits if he fails to sign, if he revokes, or if he fails to follow the terms of this Release and if it is not signed and returned to Corporation within the earlier of (i) the deadline specified by Corporation, or (ii) sixty (60) days after Employee’s Actual Termination Date. Employee must sign the Release after his Actual Termination Date. In the event that any payment under subparagraph C(3) of this Paragraph 14 is not exempt from Code Section 409A, the payment timing is based on the signing of this Release, and the period in which Employee could timely sign and return the release spans two (2) calendar years, such payment shall in all events be made in the second such calendar year. Notwithstanding the foregoing, if the payment timing of any portion of payments or benefits, which rely solely on the short-term deferral rule to be exempt from Code Section 409A, would be delayed beyond the short-term deferral rule period due to Employee’s late signing of the Release, such portion shall be forfeited.
15.Cooperation after notice of termination. Following any such notice of termination, Employee shall fully cooperate with Corporation in all matters relating to the winding up of his pending work on behalf of Corporation and the orderly transfer of any such pending work to other employees of Corporation as may be designated by the Board; and to that end, Corporation shall be entitled to full-time services of Employee through his actual termination date and such full-time or part-time services of Employee as Corporation may reasonably require during all or any part of the sixty (60)-day period that both follows any such notice of termination and his actual termination date; provided, the parties acknowledge that, depending on the level of services so required, the provision of such services may delay the timing of Employee’s separation from service.
16.Death of employee. In the event of Employee’s death during the term of this Agreement or any extension hereof, this Agreement shall terminate immediately, and Employee’s estate shall be entitled to receive terminal pay in an amount equal to the amount of Employee’s base salary and any performance bonus compensation actually paid by Corporation to Employee during the last thirty-six (36) months of his life, said terminal pay to be paid in thirty-six (36) equal monthly installments beginning on the first day of the month next following the month during which Employee’s death occurs. Terminal pay as herein provided for in this Paragraph shall be in addition to amounts otherwise receivable by Employee or his estate under this or any other agreements with Corporation or under any employee benefit or retirement plans established by Corporation and in which Employee is participating at the time of his death. In addition, Corporation shall honor all Equity Awards, subject to the terms thereof, granted to Employee prior to his death and Employee or his estate shall, if not otherwise vested, become fully vested in said options as of the date of Employee’s death. For purposes of this Paragraph, Employee shall, upon his death, be given such additional “credited service” as necessary to fully qualify Employee under Corporation’s Retirement Plan for Senior Officers and to provide a survivor annuity to Employee’s spouse under the Plan; provided, these provisions shall not affect the timing or form of his distributions from such Plan, which shall be determined solely under the terms of such Plan.
17.Covenants not to compete and not to disclose confidential information and trade secrets

A.    Covenant against competition. During employment and for a twenty-four (24)-month period after Employee’s Actual Termination Date resulting from (i) Employee’s voluntary termination without “good reason” (as defined in Paragraph 14), or (ii) Corporation’s termination of Employee for “good cause” (as defined in Paragraph 14), Employee will not, on his own behalf, or on behalf of any other person or entity, compete with Aflac and its affiliated companies (the “Aflac Companies”) by providing in the Restricted Territory (as defined in subparagraph A(3) of this Paragraph 17) to any Competing Business (as defined in subparagraph A(2) of this Paragraph 17), services similar to those Employee provided to the Aflac Companies with respect to the Aflac Business (as defined in subparagraph A(1) of this Paragraph 17), in circumstances in which Employee’s responsibilities and duties are substantially similar to those performed by him during the 24-month period ending on his Actual Termination Date.
(1)    “Aflac Business” means the Aflac Companies’ insurance company business, which the Aflac Companies operate throughout the United States (including the District of Columbia, Puerto Rico, the U.S. Virgin Islands and Guam) and throughout Japan, and which includes but is not limited to (i) the development, underwriting marketing, distribution and sale of individual and group voluntary insurance products, including accident, cancer and other specified diseases, dental, hospital confinement indemnity, hospital confinement sickness indemnity, hospital intensive care, life, annuities, lump sum cancer, lump sum cancer critical illness, specified health event, short term disability and vision; (ii) the offering of un-reimbursed medical, dependent care, and transportation flexible spending accounts; and (iii) operating a private medical and insurance product exchange and similar enrollment services. “Aflac Business” will also include any additional insurance and reimbursement account products and services, which become part of the business conducted by the Aflac Companies, whether through acquisition and/or development, and in which or to which Employee has had direct exposure in his position with the Aflac Companies. Similarly, “Aflac Business” will not include any business operation, which formerly was part of the business conducted by the Aflac Companies and which ceased being a part thereof due to divestiture or discontinuation of that part of the business.
(2)    “Competing Business” means any person, concern or entity, which is engaged in, or conducts a business substantially the same as, the Aflac Business or any part thereof.
(3)    “Restricted Territory” means the area within the United States (including the District of Columbia, Puerto Rico, the U.S. Virgin Islands and Guam) and Japan.
B.    Covenant against disclosure of confidential information and trade secrets. Employee acknowledges that, during the term of his employment under this Agreement, Employee will be privy to (i) certain confidential and proprietary information of Aflac Companies, which constitutes trade secrets as defined in the Georgia Trade Secret Act of 1990 (the “Trade Secret Act”), and (ii) certain other confidential and proprietary information of

Corporation that may not constitute trade secrets as so defined. With respect to such Trade Secrets and other confidential and proprietary information, Employee covenants and agrees, as follows:
(1)    Employee agrees to not disclose to any third party, without the prior written consent of the Board or unless necessary to perform his duties and responsibilities hereunder, the processes, machines, technical documentation, computer programs, customer lists, identity of customers, business plans, marketing plans and techniques, pricing data, financial data, marketing programs, customer files, financial institution files, technical expertise and know how, and other confidential and proprietary information and trade secrets, whether as defined in the Trade Secret Act or which may lie beyond it (collectively, the “Property”), which have been or will be provided to Employee by any of the Aflac Companies and are confidential and proprietary property of any of the Aflac Companies. Employee further agrees not to use any Property to his personal benefit or the benefit of any third party. Employee also agrees to return to Corporation all such Property which is tangible upon or before his Actual Termination Date. Notwithstanding the foregoing, the Property protected hereunder will not include any data or information that has been disclosed to the public (except where such public disclosure has been made by Employee without authorization), that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. The restrictions in this Paragraph are in addition to, and not in lieu of, any rights or remedies Corporation may have available pursuant to the laws of the State of Georgia to prevent the disclosure of trade secrets and proprietary information, with such laws including but not limited to the Trade Secrets Act.
(2)    Employee’s obligations under the nondisclosure provisions in this Paragraph 17.B (i) will apply to Property that does not constitute trade secrets during the term of Employee’s employment hereunder and for as long as the Property remains confidential, and (ii) will apply to Property that constitutes trade secrets until such Property no longer constitutes trade secrets and is no longer confidential.
18.Enforcement of restrictive covenants.

A.    Blue Penciling. The parties agree that if any court finds that any provision in Paragraph 17 or this Paragraph 18 is overly broad such that it is unenforceable under applicable state law, the court may reform that provision to narrow its scope to the extent necessary to render it enforceable.
B.    Severability. Employee acknowledges and agrees that the covenant against competition and the covenant against disclosure contained in Paragraphs 17.A and 17.B, respectively, are reasonable and valid and do not impose limitations greater than those that are necessary to protect the business interests and confidential information of the Aflac Companies. The parties agree that the invalidity or unenforceability of any one or more of such covenants, other provisions, or parts thereof (collectively the “Covenants”) will not affect the validity or enforceability of the other Covenants, all of which are inserted conditionally on their being valid in law. In the event one or more Covenants contained herein are ruled invalid (after application of subparagraph A of this Paragraph), this Agreement will be construed as if such invalid Covenant had not been inserted. The parties hereto agree that the Covenants contained in this Agreement are severable and divisible; that none of such Covenants depends on any other

Covenant for its enforceability; that such Covenants constitute enforceable obligations between the parties; that each such Covenant will be construed as an agreement independent of any other Covenant of this Agreement; and that the existence of any claim or cause of action by one party to this Agreement against the other party to this Agreement, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by any party to this Agreement of any such Covenant.
C.    Injunctive Relief. Employee hereby agrees that any remedy at law for any breach of the Covenants will be inadequate and that any of the Aflac Companies will be entitled to apply for injunctive relief in addition to any other remedy the Aflac Companies might have under this Agreement.
D.    Claim for Damages. Employee acknowledges that, in addition to seeking injunctive relief, any of the Aflac Companies may bring a cause of action against him for any and all losses, liabilities, damages, deficiencies, costs (including, without limitation, court costs), and expenses (including, without limitation, reasonable attorneys’ fees), incurred by the Aflac Companies and arising out of or due to his breach of any Covenant or agreement contained in Paragraph 17. Notwithstanding anything herein to the contrary, the breach of the nondisclosure Covenant set forth in Paragraph 17.B will cause Employee to forfeit any rights to the vesting of Equity Awards under subparagraph (C)(3) of Paragraph 14; and Employee agrees to repay to the Aflac Companies any amount already paid under such subparagraph.
E.    Survival. Paragraph 17 and this Paragraph 18, to the extent applicable, will survive the termination of this Agreement and Employee’s employment. In addition, neither the termination of this Agreement nor Employee’s employment will terminate any other obligations or rights that, by the specific terms of this Agreement, extend beyond such termination.
19.Right to acquire insurance. If Employee shall terminate his employment hereunder for any reason other than death, he may, at his election, acquire any insurance policies upon his life owned by Corporation by giving written notice of his election to Corporation within ninety (90) days after his termination of employment. Such policies shall be transferred to the employee upon his payment to Corporation of the then interpolated terminal reserve value of said insurance. In the event any policies transferred to Employee as herein provided shall not have an interpolated terminal reserve value, then the amount to be paid by Employee shall be its then fair market value.

20.No requirement to seek employment and no offset. Corporation agrees that, if Employee’s employment is terminated by Corporation during the term of this Agreement, Employee is not required to seek other employment or attempt in any way to reduce the amounts payable to Employee by Corporation pursuant to the applicable terms of this Agreement; it being understood and agreed that the amount of any payment or benefit to Employee provided for hereunder shall not be reduced by any compensation or other benefits earned by Employee as a result of his employment by another employer or by Corporation’s attempt to offset any amount claimed to be owed by Employee to Corporation or otherwise.

21.Waiver of breach or violation not deemed continuing. The waiver by either party of a breach or violation of any provisions of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof.

22.Notices. Any and all notices required or permitted to be given under this Agreement will be sufficient if furnished in writing, sent by registered or certified mail to his last known residence in the case of Employee or to its principal office in Columbus, Georgia, in the case of Corporation.

23.Authority. The provisions of this Agreement required to be approved by the Board of Directors of Corporation or the appropriate committee thereof have been so approved and authorized.

24.Arbitration. From time-to-time, Employee agrees to sign and become a party to any arbitration agreement with such terms as Corporation may provide, and the terms of such arbitration agreement shall be incorporated herein by this reference and shall apply to all claims under this Agreement; provided, notwithstanding the foregoing, any claims or actions, whether for damages, injunctive relief or other relief, for any violation or breach of the Covenants set forth in Paragraphs 17 and 18, including but not limited to the actions described in subparagraphs C and D of Paragraph 18, (i) shall be excluded from the arbitration agreement and its applicability, and (ii) shall be subject to the jurisdiction of the applicable court as set forth in Paragraph 25.

/s/ KC          /s/ DPA
Initials for Corporation         Initials of Employee

25.Governing Law. This Agreement shall be interpreted, construed and governed according to the laws of the State of Georgia. Any legal action brought in regard to this Agreement, which is not subject to arbitration as provided in Paragraph 23 or is brought to enforce the finding of the arbitrator, shall be brought in the Superior Court of Muscogee County, Georgia, or the United States District Court of the Southern District of Georgia, whichever applies, and the parties waive jurisdiction and venue in any other court.

26.Paragraph Headings. The paragraph headings contained in this Agreement are for convenience only and shall in no manner be construed as part of this Agreement.

27.Two originals. This Agreement is executed in two (2) originals, each of which shall be deemed an original and together shall constitute one and the same Agreement, with one original being delivered to each party hereto.

28.Code Section 409A. This Agreement is intended to comply with the requirements of Code Section 409A and shall be construed accordingly. Any payments or distributions to be made to Employee under this Agreement upon a “separation from service” (as defined above) of amounts classified as “nonqualified deferred compensation” for purposes of Code Section 409A, payable due to a separation from service and not exempt from Section 409A, shall in no event be made or commence until six (6) months after such separation from service. Each payment of nonqualified deferred compensation under this Agreement shall be treated as a separate payment for purposes of Code Section 409A. Notwithstanding the foregoing, Corporation shall not be liable to Employee or any other person if the Internal Revenue Service or any court determines for any reason that any payments under this Agreement are subject to taxes or penalties under Section 409A.

29.Tax Withholding. Corporation shall withhold all applicable taxes from any amounts payable under this Agreement, including, but not limited to, any federal, foreign, state and local taxes; and all such amounts described in this Agreement shall be paid net of such taxes.

30.Amendments and Waivers. Except as otherwise specified herein, this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Corporation and Employee.

IN WITNESS WHEREOF, Corporation has hereunto caused its name to be signed and its seal to be affixed by its duly authorized officers, and Employee has hereunto set his hand and seal, all being done in duplication original with one original being delivered to each party as of the 20th day of August, 2015.

Daniel P. Amos

/s/ Daniel P. Amos
Employee

AFLAC INCORPORATED

/s/ Kriss Cloninger, III
By:	Kriss Cloninger, III
President and Treasurer

Attest: J. Matthew Loudermilk

/s/ J. Matthew Loudermilk
Vice President, Corporate Secretary